Exhibit 10.23
***Confidential Treatment Requested
Harris Stratex Networks, Inc. — 2008 Annual Incentive Plan

Provision	Details

Performance Targets	• Performance measures include revenue and operating income (non-GAAP) with measures weighted 60% and 40%, respectively. Threshold targets and payout slopes are shown in the table below.

Payout Range	• Threshold targets and payout slopes are shown in the table below:

			Bonus	Plan
		Performance	(as % of Target	Target
		(as % of Target)	Bonus)	($Millions)
Revenue (60%)	Threshold Target Maximum	90% 100% 120%	50% 100% 200%	[***] [***] [***]

Operating Income (non-GAAP) (40%)	Threshold Target Maximum	80% 100% 125%	50% 100% 200%	[***] [***] [***]

• CEO to have +/- 20% discretion based on individual performance against objectives

• Operating Income (non-GAAP) payout subject to achieving minimum cash flow of $[***] Million

Award	• Award to be made in cash

Payout	• At 100%, total payout under the plan would be $4.4 Million